American Funds Global Balanced Fund

October 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$54,856
Class B	$150
Class C	$3,794
Class F1	$3,213
Class F2	$3,303
Total	$65,316
Class 529-A	$2,327
Class 529-B	$16
Class 529-C	$463
Class 529-E	$114
Class 529-F1	$135
Class R-1	$81
Class R-2	$267
Class R-3	$332
Class R-4	$249
Class R-5	$441
Class R-6	$1,078
Total	$5,503

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5240
Class B	$0.3042
Class C	$0.3055
Class F1	$0.5148
Class F2	$0.5855
Class 529-A	$0.5059
Class 529-B	$0.2737
Class 529-C	$0.2917
Class 529-E	$0.4390
Class 529-F1	$0.5613
Class R-1	$0.4008
Class R-2	$0.3316
Class R-3	$0.4456
Class R-4	$0.5318
Class R-5	$0.6034
Class R-6	$0.6189

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	115,093
Class B	451
Class C	13,763
Class F1	7,022
Class F2	6,556
Total	142,885
Class 529-A	5,138
Class 529-B	55
Class 529-C	1,837
Class 529-E	294
Class 529-F1	301
Class R-1	227
Class R-2	936
Class R-3	853
Class R-4	561
Class R-5	775
Class R-6	2,795
Total	13,772

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$30.22
Class B	$30.19
Class C	$30.16
Class F1	$30.22
Class F2	$30.24
Class 529-A	$30.21
Class 529-B	$30.17
Class 529-C	$30.12
Class 529-E	$30.18
Class 529-F1	$30.23
Class R-1	$30.17
Class R-2	$30.15
Class R-3	$30.19
Class R-4	$30.23
Class R-5	$30.25
Class R-6	$30.25